Exhibit (m)(2)(a)


                            DISTRIBUTION FEE ADDENDUM
                                     TO THE
                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                       OF
                         MORGAN KEEGAN SELECT FUND, INC.


         This Addendum to the Distribution Plan Pursuant to Rule 12b-1 (the "Plan") of Morgan Keegan Select Fund, Inc. (the "Fund") is dated as of August 22, 2005, and amends the Plan dated March 15, 1999 for Class C shares of the Fund.

         WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has distinct series of shares of common stock; and

         WHEREAS, the Fund has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for Class C shares of the Fund; and

         WHEREAS, the Fund has entered into an Underwriting Agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan has agreed to serve as Distributor of the Class C shares of the Fund; and

         WHEREAS, the Fund has established one new series of common stock known as the Regions Morgan Keegan Select LEADER Short Term Bond Fund (the "Series"); and

         WHEREAS, the Fund wishes to adopt said Plan with respect to the Class C shares of the Series.

         NOW THEREFORE, the Fund hereby adopts said Plan with respect to the Class C shares of the Series and such Series of the Fund are authorized to pay to Morgan Keegan, as follows:

         1. As compensation for Morgan Keegan's services as Distributor of each Series' Class C shares, distribution fees at the rate (on an annualized basis) set forth below of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine:

                  Regions Morgan Keegan Select LEADER
                  Short Term Bond Fund:                                0.20%

         2. As compensation for Morgan Keegan's services to shareholders of each Series' Class C shares, a service fee (on an annualized basis) of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine as set forth below:


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                  Regions Morgan Keegan Select LEADER
                  Short Term Bond Fund:                                0.25%

         3. All other terms and conditions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Fund has executed this Plan as of the date and year set forth below:

Date:  August 22, 2005

Attest:                                     MORGAN KEEGAN SELECT FUND, INC.


By:  /s/ J. Thompson Weller                 By: /s/ Charles D. Maxwell
     --------------------------                 ---------------------------
     Assistant Secretary                        Name: Charles D. Maxwell
                                                Title: Secretary